Exhibit (a)(11)

SCUDDER TARGET FUND

Written Instrument Redesignating Series

The undersigned, being a majority of the Trustees of Scudder Target Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Article III, Section 1 and Article IX, Section 4 of the Amended and Restated Agreement and Declaration of Trust dated September 15, 1994 (the “Amended Declaration of Trust”), do hereby redesignate the following series of the Trust as listed in Column A, as their corresponding name listed in Column B. The relative rights and preferences of such series shall continue to be as set forth in the Amended Declaration of Trust.

Column A	Column B
Scudder Target 2014 Fund	DWS Target 2014 Fund
Scudder Target 2013 Fund	DWS Target 2013 Fund
Scudder Target 2012 Fund	DWS Target 2012 Fund
Scudder Target 2011 Fund	DWS Target 2011 Fund
Scudder Target 2010 Fund	DWS Target 2010 Fund
Scudder Retirement Fund - Series VII	DWS Target 2008 Fund
Scudder Retirement Fund - Series VI	DWS Target 2006 Fund

This instrument shall constitute an amendment to the Amended Declaration of Trust and shall be effective as of February 6, 2006.

IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

/s/ John W. Ballantine	/s/ Lewis A. Burnham
John W. Ballantine, Trustee	Lewis A. Burnham, Trustee
/s/ Donald L. Dunaway	/s/ James R. Edgar
Donald L. Dunaway, Trustee	James R. Edgar, Trustee
/s/ Paul K. Freeman	/s/ Robert B. Hoffman
Paul K. Freeman, Trustee	Robert B. Hoffman, Trustee

William McClayton, Trustee	William N. Shiebler, Trustee
/s/ Robert H. Wadsworth	/s/ Shirley D. Peterson
Robert H. Wadsworth, Trustee	Shirley D. Peterson, Trustee
/s/ John G. Weithers
John G. Weithers, Trustee

Dated: Dec. 30, 2005